Exhibit 10.1

ENGAGEMENT AGREEMENT

April 3, 2015

Dr. Yuichi Iwaki

Chief Executive Officer

MediciNova, Inc.

4275 Executive Square, Suite 650

San Diego, CA 92037

Dear Dr. Iwaki,

This agreement (together with all attachments hereto, the “Agreement”) is made effective April 3, 2015 and confirms the engagement of van den Boom & Associates, LLC (“we” or “van den Boom”) to assist MediciNova, Inc. (“MediciNova”, “the Company” or “management”) with general accounting services.

Services:

The objective of van den Boom’s services is to assist MediciNova’s management with general accounting services. Services to be provided include but are not limited to:

•	Provide an Chief Financial Officer level resource to assist with Finance Department oversight including, but not limited to, reviewing accounting records, coordinating and assisting auditors, budgeting, treasury, Sarbanes Oxley oversight and drafting and reviewing financial statements

•	Provide an Senior Accountant/Controller level resource to assist with day-to-day accounting functions including, but not limited to, preparing and reviewing accounting records, drafting financial statements, coordinating and assisting auditors

Project team:

The bios of the associates we are proposing to assist MediciNova are included in Attachment A. Although we do not anticipate changes to this team, we do reserve the right to replace a consultant with an equally qualified consultant, if necessary. We do not anticipate that each of these consultants will be assigned to this project on a full time basis.

Fees and Billing:

van den Boom will bill MediciNova based on work performed at the following rates:

Senior Accountant Resource	$135/hr
Controller Resource	$150/hr
CFO Resource	$250/hr

In the event of an audit, investigation, or other proceeding, relating to MediciNova’s business records by a third party, van den Boom will use commercially reasonable efforts to assist MediciNova, at its then prevailing hourly rates.

van den Boom & Associates, LLC
3525 Del Mar Heights Rd. #316 San Diego, CA 92130	esther@vandenboomassociates.com (619) 665.2478 phone

No Solicitation for Employment:

MediciNova recognizes that during the course of business, MediciNova will come in contact with van den Boom employees and contractors (“staff”). MediciNova further recognizes and agrees that van den Boom has made a considerable investment in its staff. Therefore, during the term of this agreement and for a period of six months thereafter, MediciNova shall not solicit the employment, employ, engage as a consultant, or engage in any other capacity, the services of any person who is then or was within the immediate preceding six months a staff of van den Boom. In addition to other remedies available in law or in equity, MediciNova agrees that for each individual employed or engaged by MediciNova in violation of this Agreement, MediciNova shall pay to van den Boom liquidated damages of an amount equal to 50% of the Van den Boom staffs’ annual salary or compensation.

Permission to Use Logo or Registered Mark:

MediciNova by and through its undersigned authorized representative, hereby gives permission for van den Boom to publish and/or use its company logo or registered mark and/or company name for reasonable purposes connected with the business of van den Boom on behalf of the Company. It is also understood that van den Boom may use said logo or mark and/or name as a reference for advertising relating to van den Boom’s services and portfolio of clients. The Company hereby releases van den Boom from all liability relating to the publication or use of the logo/mark and/or the company’s name.

Confidentiality:

van den Boom agrees to maintain in confidence and not disclose or use any proprietary information or know-how belonging to MediciNova.

Termination:

The term of this agreement is intended to be through March 31, 2016 at which time a new engagement agreement must be executed. Either party may terminate the services arrangement between van den Boom and MediciNova (i) upon 30 days advance written notice to the other party or (ii) immediately upon a material breach of this Agreement by the other party and a failure by the other party to cure such breach within 10 days of written notice thereof by the non-breaching party to the breaching party. Upon any termination of the services or this Agreement, the Company shall pay van den Boom for all work-in-progress, services already performed and expenses incurred by us up to and including the effective date of such termination.

To the extent that van den Boom agrees to perform services for a subsequent fiscal year, the terms and conditions set forth in this Agreement shall apply to the performance of such services, except as specifically modified, amended or supplemented in writing by the parties. Changes in the scope of the services and estimated fees for such services in subsequent fiscal years will be communicated in supplemental agreements.

van den Boom & Associates, LLC
3525 Del Mar Heights Rd. #316 San Diego, CA 92130	esther@vandenboomassociates.com (619) 665.2478 phone

Indemnification:

MediciNova shall indemnify and hold harmless van den Boom and its officers, directors, shareholders, partners, members, managers, agents, employees and affiliates from any and all claims, costs, expenses or liabilities, including, but not limited to, attorneys’ fees, arising from or in any manner connected with any and all acts performed by van den Boom on behalf of MediciNova pursuant to the terms of this engagement agreement and for any acts or decisions made in good faith while performing services for MediciNova pursuant to this engagement agreement; provided, however, that van den Boom shall not be entitled to indemnity for any claims related to negligence or misconduct on the part of van den Boom and its officers, directors, shareholders, partners, members, managers, agents, employees and affiliates.

van den Boom appreciates the opportunity to be of assistance to the Company. If this Agreement accurately reflects the terms on which the Company has agreed to engage van den Boom, please sign below on behalf of the Company and return it to Esther van den Boom, 3525 Del Mar Heights Rd. #316, San Diego, CA 92130.

Very truly yours,

/s/ Esther van den Boom
Esther van den Boom
Owner, van den Boom & Associates LLC

Agreed to and accepted on behalf of:
MediciNova, Inc.

By:	/s/ Yuichi Iwaki
Dr. Yuichi Iwaki
Chief Executive Officer

van den Boom & Associates, LLC
3525 Del Mar Heights Rd. #316 San Diego, CA 92130	esther@vandenboomassociates.com (619) 665.2478 phone

ATTACHMENT A

Esther van den Boom, CPA - CFO

Esther brings over fourteen years of accounting and auditing experience to vdB&A. Esther assists companies in many capacities including CFO, technical accounting, IPO assistance, and SOX 404 implementations and compliance. Prior to starting vdB&A, Esther worked with Ernst & Young LLP as a Senior Manager in their San Diego office’s audit practice where she gained extensive experience working with public companies both in the biotechnology and technology industries assisting them with SEC filings and registrations, complex accounting and auditing matters such as revenue recognition, product launches, debt and equity transactions, complex valuations and implementation of SOX 404. In addition to extensive public company experience, Esther has worked closely with many early stage, venture backed companies, including working with several through their successful transition to a public company. Prior to joining Ernst & Young’s audit practice, Esther worked with Ernst & Young’s internal audit practice where she assisted clients with their SOX 404 implementations, including process documentation, identifying and designing key controls, and test and remediation. Esther received a B.A. in Economics from University of California, San Diego and a M.S. in Accountancy from San Diego State University and is a licensed CPA.

John O’Neil, CPA - Controller

John is a licensed CPA who assists our clients with their general accounting, including financial reporting, technical accounting and day to day operations, as well as SOX 404 implementations and compliance. Prior to joining vdB&A, John worked with Ernst & Young LLP in the San Diego assurance practice where he was responsible for performing risk assessment, planning, and management of financial statement audits. John’s clients have ranged in size from closely held, venture capital backed start-up companies to billion dollar SEC registrants. John has served a variety of industries including technology, biotechnology, real estate and software. John has experience with the IPO process, having helped several companies go public as well as evaluating compliance with SOX 404 including review of process documentation, test of control effectiveness and evaluation of deficiencies. Prior to his employment with Ernst & Young, John worked for a local tax accounting firm in San Diego where he was responsible for the preparation of corporate, partnership and personal income tax returns. John received a Bachelor’s degree in Accountancy from the University of San Diego.

van den Boom & Associates, LLC
3525 Del Mar Heights Rd. #316 San Diego, CA 92130	esther@vandenboomassociates.com (619) 665.2478 phone